    As filed with the Securities and Exchange Commission on April 23, 1998

                                                       Registration No. ________

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                             BUSH INDUSTRIES, INC.
                             ---------------------
            (Exact name of registrant as specified in its charter)



             DELAWARE                                   16-0837346
---------------------------------                       ----------
  (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                   Identification No.)


                  ONE MASON DRIVE, JAMESTOWN, NEW YORK  14702
                  -------------------------------------------
             (Address of Principal Executive Offices)  (Zip Code)



                     BUSH INDUSTRIES, INC. 1995 STOCK PLAN
                     -------------------------------------
                           (Full title of the plan)



ROBERT L. AYRES, CHIEF FINANCIAL OFFICER, ONE MASON DRIVE, JAMESTOWN, NY 14702
------------------------------------------------------------------------------
                    (Name and address of agent for service)


                                (716) 665-2000
                                --------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                                   PROPOSED
                                                   MAXIMUM
                                                   OFFERING      PROPOSED MAXIMUM
 TITLE OF SECURITIES TO       AMOUNT TO BE          PRICE       AGGREGATE OFFERING        AMOUNT OF
     BE REGISTERED           REGISTERED(1)        PER SHARE           PRICE           REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Class A Common             200,000 shares (2)       $8.91          $1,782,000.00           $539.95
 Stock, $.10 par value
------------------------------------------------------------------------------------------------------
TOTAL                                                              $1,782,000.00           $539.95
-----------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c), promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of securities to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Represents shares of Class A Common Stock of Bush Industries, Inc. issuable upon the exercise of a like number of outstanding stock options granted to a Director and Officer of the Registrant, in accordance with the terms and conditions of the Bush Industries, Inc. 1995 Stock Plan (the "Plan").


                                     (ii)

                             BUSH INDUSTRIES, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K



        REGISTRATION STATEMENT                          CAPTION OR
       ITEM NUMBER AND CAPTION                    LOCATION IN PROSPECTUS
--------------------------------------    --------------------------------------
1.  Forepart of the Registration
    Statement and Outside Front Cover
    Page of Prospectus.                   Cover Page of Prospectus.

2.  Inside Front and Outside Back
    Cover Pages of Prospectus.            Inside Front and Outside Back Cover
                                          Pages of Prospectus.

3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges.                              Description of Plan.

4.  Use of Proceeds.                      Use of Proceeds.

5.  Determination of Offering Price.      Not Applicable.

6.  Dilution.                             Not Applicable.

7.  Selling Security Holders.             Selling Security Holder.

8.  Plan of Distribution.                 Selling Security Holder.

9.  Description of Securities to be
    Registered.                           Description of Plan.

10. Interests of Named Experts and
    Counsel.                              Legal Opinion.

11. Material Changes.                     Not Applicable.

12. Incorporation of Certain
    Information by Reference.             Incorporation of Documents by
                                          Reference.

13. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities.                      Indemnification of Directors and
                                          Officers; Undertakings.

14. Indemnification of Directors and
    Officers.                             Indemnification of Directors and
                                          Officers.

15. Exemption from Registration
    Claimed.                              Exemption from Registration Claimed.

16. Exhibits.                             Exhibits.

17. Undertakings.                         Undertakings.

                                     (iii)

PROSPECTUS

                                200,000 SHARES

                             BUSH INDUSTRIES, INC.

                             CLASS A COMMON STOCK
                               ($.10 PAR VALUE)

    Bush Industries, Inc. (the "Company" or the "Registrant") is registering an aggregate 200,000 shares of Class A Common Stock (the "Shares"), issuable upon the exercise of a like number of outstanding stock options granted to a Director and Officer of the Company. The options were granted pursuant to the Bush Industries, Inc. 1995 Stock Plan (the "Plan"). The Director and Officer may offer these Shares (upon exercise of the stock options) for sale as a principal for his own account at any time and from time to time on the New York Stock Exchange or otherwise at prices prevailing at the time of sale or in private sales and at prices to be negotiated. The Director and Officer upon exercise of the options and sale of the Shares of Common Stock issuable thereunder will receive the entire proceeds from such sale (see "Selling Security Holder"). Such Director and Officer of the Company may be deemed to be an affiliate of the Company, as that term is defined under Rule 405 of the Securities Act of 1933, as amended. Upon exercise of the above-described stock options, the Company will receive gross proceeds of approximately $1,750,000. See "Use of Proceeds."


                    ----------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    ----------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

               The date of this Prospectus is ________ __, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison, Chicago, Illinois 60661; 7 World Trade Center, Room 1028, New York, New York 10048; 411 West Seventh Street, Fort Worth, Texas 76102, 8th Floor; and 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648. Copies of any such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Registrant. The address of such Web site is http://www.sec.gov. In addition, the Company's Class A Common Stock is listed on the New York Stock Exchange, and reports and other information regarding the Company can be inspected at such exchange.

    The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated herein by reference (not including exhibits thereto). Such requests should be made to the Corporate Treasurer, Bush Industries, Inc., One Mason Drive, Jamestown, New York 14702 (716) 665-2000.

                              DESCRIPTION OF PLAN

    The Company's 1995 Stock Plan (the "Plan") is designed to provide employees, directors, independent contractors and consultants of the Company (the "Plan Participants") with an added incentive to provide their services to the Company and to induce them to exert their maximum efforts toward the Company's success. The Plan allows the Company to grant Incentive Stock Options ("ISO's") (as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), Non-Qualified Stock Options ("NQSO's"), not intended to qualify under
Section 422 of the Code, and shares of its Class A Common Stock subject to certain restrictions (the "Restricted Stock") to the Plan Participants.

    In accordance with the terms of the Plan, ISO's, may be issued to employees of the Company with an exercise price equal to the fair market value of a share of Class A Common Stock on the date that the option is granted. In the case of a stockholder who owns 10% or more of the voting stock of the Company, the exercise price cannot be less than 110% of the fair market value of a share of Common Stock as of the date of grant. The Company can also issue NQSO's under the terms of the Plan, at an exercise price as determined by the Compensation Committee of the Company's Board of Directors.

    The Plan is administered by the Company's Compensation Committee. The interpretation and construction by the Compensation Committee of any provision of the Plan is final and binding.

    No option may be exercised more than ten years from the date of its grant, unless otherwise required or provided at the time of grant. All options will be non-assignable and non-transferable by the holder, except as otherwise provided by will or by the laws of descent and distribution. The Plan provides for adjustment in the number of shares of Class A Common Stock subject to each outstanding option or the exercise price, or both, in the event of stock dividends, recapitalizations, mergers, consolidations, or reorganizations.

    No option granted under the Plan may be exercised during the first year after the date of grant. Options granted under the Plan may be subject to a vesting schedule, as determined as of the date of grant. The Plan provides for an accelerated vesting in the event of a change in control and under certain other circumstances. Options which have not been exercised must, unless otherwise provided at the time of grant, be exercised within three months of termination of employment or six months of death.

    Shares of Restricted Stock may be awarded for such consideration and on such terms as the Compensation Committee may determine. As long as the restrictions remain in effect, the grantee cannot sell or transfer the shares, but the grantee has all the other rights of a stockholder, including the right to vote and to receive dividends. The grantee will forfeit the grantee's Restricted Stock to the Company if the grantee's employment with the Company terminates for any reason prior to the expiration of the restrictions. Restrictions on the disposition of Restricted Stock will expire after two years of continued employment or after such shorter or longer time period as determined by the Compensation Committee. The Compensation Committee in its discretion, however, may relax or remove restrictions. Notwithstanding the above, if the grantee dies in service at least twelve months after the date of an award of Restricted Stock, all restrictions on such shares will lapse automatically.


                                USE OF PROCEEDS

    The Company will not realize any proceeds upon the sale of the Shares of Class A Common Stock issuable upon the exercise of the stock options. Upon the issuance of an aggregate 200,000 Shares of Class A Common Stock upon the exercise of a like number of outstanding stock options pursuant to the terms of the Plan, the Company will receive gross proceeds of approximately $1,750,000. The Company intends to use such proceeds for working capital purposes.

                            SELLING SECURITY HOLDER

    The following table lists the selling stockholder with respect to the Shares of Class A Common Stock being registered hereunder; the number of Shares of Class A Common Stock known to the Company to be held by such selling stockholder as of April 1, 1998; the number of stock options granted pursuant to the Plan; the number of Shares to be sold; and the number and percentage of outstanding Shares of Class A Common Stock to be owned after the sale of the Shares hereunder.

    The selling stockholder intends to offer the Shares issuable upon exercise of outstanding stock options for sale as a principal for his own account at any time and from time to time on the New York Stock Exchange or otherwise, at prices prevailing at the time of sale, or in private sales and at prices to be negotiated. The selling stockholder is the Chairman of the Board, President and Chief Executive Officer of the Company.

                    Total                  Number of                      Percentage of
                   Number                  Shares of     Number of          Shares of
                of Shares of    Options     Class A      Shares of        Class A Common
                   Class A      Granted     Common        Class A        Stock Owned (2)
                   Common       Pursuant   Stock to       Common       --------------------
  Selling          Stock          to          Be        Stock Owned      Before    After
Stockholder        Owned        the Plan     Sold      After Offering   Offering  Offering
==========================================================================================
Paul S. Bush    1,287,167(1)    200,000     200,000      1,087,167       11.9%      10.0%

----------------------------------------
(1) Includes 675,000 shares of Class A Common Stock issuable upon exercise of outstanding options. In addition, includes 287,052 shares of Class A Common Stock held as custodian and/or in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Also includes 280,000 shares held by the Paul S. Bush Charitable Remainder Unitrust and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Excludes 10,310 shares of Class A Common Stock held of record by the Company's Savings and Retirement Plan for the benefit of Mr. Paul S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. In addition, excludes shares of Class A Common Stock issuable upon conversion of an aggregate 3,518,649 shares of Class B Common Stock beneficially owned by Mr. Bush.

(2) The percentage of Shares of Class A Common Stock owned before the offering is based on 10,840,997 shares of Class A Common stock outstanding as of April 1, 1998, which includes shares issuable upon exercise of stock options owned of record by Mr. Bush. The percentage of Shares of Class A Common Stock owned after the offering is also based on 10,840,997 shares of Class A Common Stock. For the selling stockholder the percentage of shares owned (before or after the offering) includes any derivative securities owned by only such selling stockholder.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents listed in (a) through (c) below are hereby incorporated by reference to this Registration Statement on Form S-8; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents.

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 3, 1998.

(c) The description of the Registrant's Common Stock contained in Registration Statements filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

                                 LEGAL OPINION

     The legality of the securities being offered hereby is being passed upon by Akerman, Senterfitt & Eidson, P.A., special counsel to the Registrant.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with the provisions of the General Corporation Law of the State of Delaware (the "Act"), Article VI of the Registrant's Bylaws requires indemnification of Directors and Officers of the Company to the fullest extent provided by Section 145 of the Act, and also provides that such rights to indemnification are not exclusive of any other right to which Directors and Officers may otherwise be entitled.

     In addition to the above-described provisions, Section 145 of the Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 145 of the Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) he acted in good faith, and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a person in respect of a claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification or such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the Act requires a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party against expenses actually and reasonably incurred by him when he is successful in his defense on the merits or otherwise.

     Further, the Registrant has adopted a charter provision pursuant to Delaware law which purports to limit the liability of Directors for monetary damages.

                      EXEMPTION FROM REGISTRATION CLAIMED

     The stock options granted to the Officer and Director of the Company pursuant to the Plan were issued without registration under the Securities Act of 1933, as amended, in accordance with an exemption from registration provided by Section 4(2) of such Act.

                                   EXHIBITS

 5.1 Opinion of Akerman, Senterfitt & Eidson, P.A., as to the legality of the Securities being offered hereunder.

10.1*  Bush Industries, Inc. 1995 Stock Plan.

23.1 The consent of Akerman, Senterfitt & Eidson, P.A., is included in the opinion filed as Exhibit 5.1 to the Registration Statement.

23.2   Consent of Deloitte & Touche LLP, independent public accountants.


-----------------
*Incorporated herein by reference to the Registrant's Proxy Statement with respect to the Registrant's Annual Meeting of Stockholders held on May 18, 1995.

                                 UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jamestown, State of New York, on this 22nd day of April, 1998.

                                BUSH INDUSTRIES, INC.
                                ---------------------
                                Registrant


                                By:  /s/ Paul S. Bush
                                -----------------------------------------
                                Paul S. Bush, Chairman of the Board of
                                Directors, President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                             TITLE                          DATE
---------                             -----                          ----

/s/ Paul S. Bush         Chairman of the Board of Directors,    April 22, 1998
----------------------   President and Chief Executive Officer
Paul S. Bush


/s/ Robert L. Ayres      Executive Vice President, Chief        April 22, 1998
----------------------   Operating Officer, Chief Financial
Robert L. Ayres          Officer and Director


/s/ Lewis H. Aronson     Senior Vice President of Strategic     April 22, 1998
----------------------   Planning and Business Development
Lewis H. Aronson         and Director


/s/ Douglas S. Bush      Vice President of Merchandising        April 22, 1998
----------------------   and Director
Douglas S. Bush

/s/ Gregory P. Bush      Vice President of ColorWorks           April 22, 1998
----------------------   Operations and Vice President
Gregory P. Bush          of Information Technology and
                         Director


/s/ Donald F. Hauck      Senior Vice President and Director     April 22, 1998
----------------------
Donald F. Hauck


/s/ David G. Messinger   Senior Vice President of Sales and     April 22, 1998
----------------------   Marketing and Director
David G. Messinger


/s/ Paul A. Benke        Director                               April 22, 1998
----------------------
Paul A. Benke


/s/ Jerald D. Bidlack    Director                               April 22, 1998
----------------------
Jerald D. Bidlack


/s/ Robert E. Hallagan   Director                               April 22, 1998
----------------------
Robert E. Hallagan